Exhibit 5.1

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July 22, 2021

Clene Inc.

6550 South Millrock Drive

Suite G50

Salt Lake City, Utah 84121

Re: Clene Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clene Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to (i) the offer and sale of up to an aggregate of 960,540 shares (the “PIPE Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), by the selling shareholders, which were issued as part of a private placement (the “PIPE”) to certain investors on May 24, 2021, (ii) the issuance by the Company of up to an aggregate of 1,024,880 shares of its Common Stock (the “Founder Shares”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $1.97 per share (the “Founder Warrants”), and (iii) the issuance by the Company of up to an aggregate of 115,851 shares of Common Stock (the “Tranche 1 Shares”) that may be issued upon exercise of warrants to purchase Common Stock (the “Tranche 1 Warrants”), issued as part of the Loan and Security Agreement, by and among the Company and its wholly owned subsidiary, Clene Nanomedicine, Inc., and Avenue Venture Opportunities Fund, L.P., a Delaware limited partnership within the Avenue Capital Group, and its affiliates, to purchase common stock at an exercise price per share equal to the lower of (A) $8.63 per share (which is equal to the five-day volume weighted average price per share, determined as of the end of trading on the last trading day prior to execution of the Loan Agreement), or (B) the lowest price per share paid by cash investors for the Company Common Stock issued in the next bona fide round of equity financing prior to March 31, 2022. The PIPE Shares, the Founder Shares and the Tranche 1 Shares are collectively referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed, without inquiry or other investigation: (a) the legal capacity of each natural person executing the agreements described herein, (b) the authenticity and completeness of all documents submitted to us as original documents, (c) the genuineness of all signatures, (d) the conformity to the authentic originals of all documents submitted to us as copies, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates of public officials and representatives of the Company that we have reviewed as to certain factual matters material to this opinion letter, (f) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete, and (g) that each transaction complies with all tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The PIPE Shares have been validly issued, and are fully paid and nonassessable.

2. The Founder Shares, when duly issued in accordance with the terms of the Founder Warrants and when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

3. The Tranche 1 Shares, when duly issued in accordance with the terms of the Tranche 1 Warrants and when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date hereof.

Very Truly Yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP